Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(Nasdaq: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Tuesday, June 26, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES COMPLETION OF
FINANCING FOR THE SHINGLE SPRINGS BAND OF
MIWOK INDIANS FOOTHILL OAKS CASINO
MINNEAPOLIS, June 26, 2007 — Lakes Entertainment, Inc. (Nasdaq: LACO) announced today that on June 28, 2007 an affiliate of the Shingle Springs Band of Miwok Indians (“Shingle Springs Tribe”) is expected to close on a $450 million senior note financing to fund the Foothill Oaks Casino project in Shingle Springs, California.
Lakes, through a wholly-owned subsidiary, has management and development agreements with an affiliate of the Shingle Springs Tribe to develop and manage the Foothill Oaks Casino. The Foothill Oaks Casino will be an approximately 278,000 square foot full-service facility and is expected to include a 88,000 square foot gaming floor featuring 2,000 gaming devices, 100 table games and a high stakes gaming room; five high-quality restaurants; two casino bars; a childcare facility and arcade; retail space; enclosed parking and other casino amenities. A hotel and additional gaming space is planned for a second phase of the project. The Foothill Oaks Casino is located approximately 35 miles from Sacramento and will be the only casino facility in the U.S. Highway 50 corridor east of Sacramento, which is the major access route for traffic from the San Francisco Bay area to the South Lake Tahoe area.
“The Lenders recognized the potential of this project” said Lyle Berman, Chairman of the Board and Chief Executive Officer. “They loved the location, the size, the amenities and the potential for growth. Demand for the bonds far exceeded the supply.”
Tim Cope, President and CFO stated, “We are very pleased for the Shingle Springs Tribe and congratulate them on securing the funds to develop the Foothill Oaks Casino. We have already started construction of the new highway interchange that will provide direct access from Highway 50 to the front door of the casino, and we expect to immediately commence construction of the casino and enclosed parking facilities. Web cams will soon be up and operating on the job site so that everyone can view progress of this exciting project. We look forward to opening the Foothill Oaks Casino late in the fourth quarter of 2008.”

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the development and operation of an online gaming website, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue and GSN as a future source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season VI; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.